UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SIERRA BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 27, 2009

TO THE SHAREHOLDERS OF SIERRA BANCORP:

The Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp will be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257 on Wednesday, May 27, 2009 at 7:30 p.m.

At the annual meeting, you will be asked to consider and vote on the following matters:

1. Election of Directors. Electing the following four individuals to serve as Class II directors until the 2011 annual meeting of shareholders and until their successors are elected and qualified:

Albert L. Berra	Robert H. Tienken
Vincent L. Jurkovich	Gordon T. Woods

2. Creation of Class of Serial Preferred Stock. Authorizing the creation of a second class of authorized capital stock consisting of 10,000,000 shares of serial preferred stock, and to approve an amendment to the Company’s Articles of Incorporation effecting such action.

3. Ratification of Appointment of Independent Accountants. Ratifying the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2009.

4. Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

Only shareholders of record at the close of business on March 30, 2009 are entitled to notice of and to vote at the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented at the Meeting. The vote of every shareholder is important and your cooperation in returning your executed proxy promptly will be appreciated. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. Please indicate on the proxy whether or not you expect to attend the annual meeting.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 28, 2009	By Order of the Board of Directors

L. Diane Rotondo Secretary

Important Notice Regarding the Availability of Proxy Materials for the

2009 Annual Meeting of Shareholders to be held on May 27, 2009

This proxy statement and the Company’s 2008 Annual Report to Shareholders are available electronically at

www.sierrabancorp.com/financials

SIERRA BANCORP

86 North Main Street

Porterville, California 93257

(559) 782-4900

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 27, 2009

INTRODUCTION

General

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Sierra Bancorp (the “Company”), to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California at 7:30 p.m. on Wednesday, May 27, 2009 and at any and all adjournments thereof.

We expect to mail this Proxy Statement and accompanying Notice to shareholders on approximately April 28, 2009.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect the following four individuals to serve as Class II directors until the 2011 annual meeting of shareholders and until their successors are elected and qualified:

Albert L. Berra	Robert H. Tienken
Vincent L. Jurkovich	Gordon T. Woods

2. Creation of Class of Serial Preferred Stock. To authorize the creation of a second class of authorized capital stock consisting of 10,000,000 shares of serial preferred stock, and to approve an amendment to the Company’s Articles of Incorporation effecting such action.

3. Ratification of Appointment of Independent Accountants. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2009.

4. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.) Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein, in favor of Proposals 2 and 3 and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by the Company’s Board of Directors, and we will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but officers, directors and regular employees of the Company may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING SECURITIES

There were 9,678,791 shares of the Company’s common stock issued and outstanding on March 30, 2009, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date. Shareholders do not have cumulative voting rights in connection with the election of directors. The election of four directors to serve until the 2011 Annual Meeting of Shareholders requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the four nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons. Approval of the proposal to amend the Company’s Articles of Incorporation to authorize the creation of a class of serial preferred stock requires the affirmative vote of a majority of the Company’s outstanding shares. For all other matters, including the ratification of the appointment of our accountants, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than six nor more than eleven until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at eight.

Pursuant to the Company’s Articles of Incorporation, the Board of Directors is divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the Meeting, shareholders will be asked to elect the following four Class II directors whose terms expire this year, for an additional term of two years:

Albert L. Berra	Robert H. Tienken
Vincent L. Jurkovich	Gordon T. Woods

Since shareholders do not have cumulative voting rights in the election of directors, a plurality of the votes cast is required for the election of directors. This means that the four nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth information as of March 30, 2009 concerning the common stock ownership of (i) each of the persons nominated by the Board of Directors for election as directors, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group. In addition, the table provides a description of the business experience of each of these individuals for the past five years, as well as the individuals’ ages and in the case of directors, certain information concerning their terms of office.

			Term to Expire/ Director Since	Common Stock Beneficially Owned on March 30, 2009
Name, Address and Offices Held with the Company[1]	Business Experience for the Past Five Years[2]	Age		Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Morris A. Tharp	President and Owner,	69	2010/	474,975	[7]	37,500	5.27%
Chairman of the Board	E.M. Tharp, Inc.		2000
	(Truck Sales and Repair)		(1977)[6]

Albert L. Berra	Orthodontist/Rancher	68	2011/	290,787	[8]	32,500	3.33%
Director	(Owner, Albert L. Berra, DDS		2000
	and Berra Farms)		(1977)[6]

Robert L. Fields	Retired Jeweler	81	2010/	507,285		7,500	5.31%
Director	(formerly Owner,		2000
	Bob Fields Jewelers)		(1982)[6]

James C. Holly	President and	68	2010/	532,876	[9]	7,500	5.58%
President, Chief Executive	Chief Executive Officer,		2000
Officer and Director	Bank of the Sierra		(1977)[6]
	and Sierra Bancorp

[1]	All offices held apply to both Bank of the Sierra and Sierra Bancorp. The business address of each of the executive officers and directors is 86 North Main Street, Porterville, California 93257.
[2]

None of the companies listed in this column or in related footnotes, other than Bank of the Sierra, are affiliates of Sierra Bancorp. All positions listed have been held for a period of at least five years unless otherwise indicated.

[3]

Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

[4]

Represents option shares which are vested or will vest within 60 days of March 30, 2009 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “ – Compensation of Directors.”

[5]

This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the numbers of option shares for the applicable individual or group which are vested or will vest within 60 days of March 30, 2009 pursuant to the Company’s Stock Incentive Plan. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “ – Compensation of Directors.”

[6]	Year first elected or appointed a director of Bank of the Sierra.
[7]

Includes 5,215 shares held by Mr. Tharp as trustee for the grandchildren of another director of the Company, as to which shares Mr. Tharp has sole voting but no investment power; and 5,280 shares held by Mr. Tharp’s spouse as separate property, as to which shares Mr. Tharp has neither voting nor investment power.

[8]

Includes 80,000 shares held by Berra Investments, a limited partnership in which Dr. Berra and his spouse are general partners; and 18,036 shares held by the Albert L. Berra, DDS Profit Sharing Plan, of which Dr. Berra is trustee; as to all of which shares he has sole voting and dispositive power; and 30,793 held by Dr. Berra’s spouse as separate property, as to which shares Dr. Berra has neither voting nor investment power.

[9]

Includes 30,000 shares held by Holly Farms, L.P., a limited partnership of which Mr. Holly is a general partner, as to which shares he has sole voting power and shared dispositive power. Also includes 126,694 held in a margin account as to which there is no current balance.

(Table and footnotes continued on following page.)

			Term to Expire/ Director Since	Common Stock Beneficially Owned on March 30, 2009
Name, Address and Offices Held with the Company[1]	Business Experience for the Past Five Years[2]	Age		Number of Shares[3]		Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Vincent L. Jurkovich	President and Owner,	81	2011/	159,450		47,000	2.12%
Director	Porterville Concrete Pipe, Inc.		2000
	(Manufacturer of Concrete Pipe)		(1977)[6]

Lynda B. Scearcy	Tax Partner,	63	2010/	3,768	[10]	2,500	0.06%
Director	McKinley Scearcy Associates		2007
	(Accounting and Consulting Firm)		(2007)[6]

Robert H. Tienken	Retired Realtor and Farmer	89	2011/	213,911		7,500	2.29%
Director	(formerly Owner,		2000
	Tienken Realty)		(1977)[6]

Gordon T. Woods	Owner and Operator,	73	2011/	38,886	[11]	15,000	0.56%
Director	Gordon T. Woods Construction		2000
	(Manufacturer and Installer of		(1977)[6]
	Commercial Grade Filtration Systems)

Kenneth R. Taylor	Executive Vice President	49	n/a	7,000		17,700	0.25%
Executive Vice President and Chief Financial Officer	and Chief Financial Officer, Bank of the Sierra and Sierra Bancorp

James F. Gardunio	Executive Vice President	58	n/a	—		20,400	0.21%
Executive Vice President and Chief Credit Officer	and Chief Credit Officer, Bank of the Sierra and Sierra Bancorp [12]

Kevin J. McPhaill	Executive Vice President	36	n/a	6,500	[14]	7,200	0.14%
Executive Vice President and Chief Banking Officer	and Chief Banking Officer, Bank of the Sierra and Sierra Bancorp [13]

Directors and Executive Officers as a Group (11 persons)				2,235,438		202,300	24.67%

(Certain footnotes appear on previous page.)

[10]	Includes 50 shares held by a special needs trust of which Ms. Scearcy is successor trustee, as to which shares she has sole voting and dispositive power.
[11]

Does not include 134,598 shares held by Filinco, Ltd., as to which shares Mr. Woods’ spouse and daughters have sole voting and investment power and as to which Mr. Woods disclaims beneficial ownership.

[12]

Mr. Gardunio was appointed Senior Vice President and Chief Credit Officer of Bank of the Sierra and Sierra Bancorp on February 7, 2005. Previously, he served as First Vice President and Special Assets Manager at Community Bank of Central California in Salinas, California since August 2002.

[13]

Mr. McPhaill was appointed Executive Vice President and Chief Banking Officer of Bank of the Sierra and Sierra Bancorp on January 1, 2006. Previously, he served as Vice President at Bank of the Sierra’s Hanford Branch from June 2001 through December 2005.

[14]	All of these shares are pledged.

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, “www.sierrabancorp.com” under the topic “Governance Documents.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

General. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Nominating and Governance, and Compensation Committees are comprised solely of independent directors in accordance with SEC and Nasdaq requirements. The Board has determined that all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by the Nasdaq rules.

Executive Sessions. The independent directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2008, our Board of Directors held a total of fourteen meetings. Each director attended at least 75% of the aggregate of (a) the total number of such meetings and (b) the total number of meetings held by all committees of the Board on which such director served during 2008.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is to encourage, but not require, attendance by each director at the Company’s annual meeting of shareholders. All of our directors attended our Annual Meeting of Shareholders in 2008.

Board Performance Reviews

Beginning in 2009, the Board will conduct annual self-evaluations to determine whether the Board and its committees are functioning effectively. The Nominating and Governance Committee will establish criteria for and oversee the Board’s self-evaluation of its performance, and report annually to the Board with an overall assessment of the Board’s performance. The assessment will review the Board’s contribution to the Company and identify areas in which the Board or management believes the Board could improve.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board meeting.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations to the Board of Directors concerning the nomination of directors for each year’s annual meeting, the Nominating and Governance Committee (the “Governance Committee”) shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the committee members with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

The Governance Committee shall consider recommendations from directors, officers and employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the Governance Committee shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate accounting and finance; (vii) live or work within 25 miles of an existing or proposed office of the Bank; (viii) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (ix) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the market areas served by the Company and its subsidiaries; (x) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (xi) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (xii) have no conflict of interest that would interfere with his or her performance as a director; and (xiii) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While the Board and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the Board has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances, including the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including a completed Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Company, are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2010 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 29, 2009.

COMMITTEES OF THE BOARD

Audit Committee

General. The Board of Directors has, among others, a standing Audit, Compliance and CRA Committee (the “Audit Committee”), composed of directors Berra (Chairman), Jurkovich, Scearcy, Tharp, Tienken and Woods, each of whom is an independent director as defined by the rules of Nasdaq. Each member of the Audit Committee also meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership. Each Audit Committee member meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his or her respective business or profession. In addition, at least one member of the Audit Committee has the requisite financial sophistication required under the rules of Nasdaq for one such member. While the Board believes that each member of the Audit Committee is highly qualified to discharge his or her duties, the Board has not designated any particular member of the Audit Committee as an “audit committee financial expert” under the SEC’s rules.

During the fiscal year ended December 31, 2008, the Audit Committee held a total of twelve meetings. The purpose of this committee, with respect to its audit duties, is to meet with the Company’s outside auditors, in order to fulfill the legal and technical requirements necessary to adequately protect the Company’s directors, shareholders, employees and depositors. It is also the responsibility of the Audit Committee to select the Company’s independent registered public accounting firm and to make certain that this firm has the necessary freedom and independence to freely examine all company records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent public accountants, with certain de minimis exceptions. Each year the committee reviews the risk management assessment of the Company’s branches, credit centers and operating units and assigns priorities for the year to have independent reviews conducted by loan, operational, information systems and compliance teams hired by the committee. The committee meets with such independent review consultants on at least an annual basis and approves the contractual basis of each engagement letter and arrangement under consideration. Further, as part of its regular monthly meeting schedule, the committee meets on a quarterly basis to review the Company’s Form 10-Q. The committee also meets with the accounting audit partner in charge of the engagement, who presents the audited consolidated financial reports to the committee upon completion of the annual engagement. The committee receives and reviews management letters and all reports of external independent firms which have been contracted to perform agreed upon procedures for the benefit of the Company and the committee. Additionally, the committee receives and reviews all Reports of Examination prepared by regulators regarding safety and soundness, compliance, or other examinations performed by such agencies. As part of its responsibilities, the committee also receives, reviews and approves any and all management initiated responses to engagements conducted by independent consultant firms or regulatory agencies, prior to their dispersal to the appropriate reviewing agent. Finally, the Audit Committee has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” under the topic “Governance Documents.”

Audit Committee Report. The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the fiscal year ended December 31, 2008. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received from the independent public accountants written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent public accountants the firm’s independence from management and from the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 25 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Submitted by:
Albert L. Berra, Chairman
Vincent L. Jurkovich	Morris A. Tharp
Lynda B. Scearcy	Robert H. Tienken
Gordon T. Woods

Nominating and Governance Committee

General. The Board has a standing Nominating and Governance Committee (the “Governance Committee”) of which director Tharp is Chairman and all non-employee directors are members. The Governance Committee met once during 2008. All of the members of the Governance Committee are independent directors under the Nasdaq rules. The primary purposes of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the Board the director nominees for each annual meeting of shareholders; (ii) determine desired Board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the Board and each committee in light of the Company’s operating requirements and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board, if necessary; (vii) assess and report annually to the Board concerning the effectiveness and performance of the Board and Board committees as well as the effectiveness of the relationship between the Board and management, and identify areas in which the Governance Committee or management believes the Board could improve; (viii) monitor the orientation and continuing education program for directors; (ix) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (x) annually review and assess the adequacy of the Company’s Code of Ethics; (xi) have ultimate responsibility for determining matters of interpretation with respect to the non-audit related portions of the Code of Ethics and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; and (xii) periodically review the Company’s succession plans and make recommendations to the Board of Directors with respect to management and director succession.

We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Governance Committee Charter. The Board of Directors has adopted a Nominating and Governance Committee charter, which outlines the purpose of the Governance Committee, delineates the membership requirements and addresses the key responsibilities of the committee. The charter may be found on our web site, “www.sierrabancorp.com” under the topic “Governance Documents.”

Compensation Committee

General. The Board of Directors has a Compensation Committee, of which directors Berra (Chairman), Fields and Woods are members. The Compensation Committee met twice during 2008. All of the members of the Compensation Committee are independent directors under the Nasdaq rules. The primary functions of this committee are to (i) consider and make recommendations to the Board of Directors concerning the Company’s incentive compensation plans and equity-based plans in which directors and executive officers may be participants; (ii) approve option grants or restricted stock awards to the Company’s “Named Executive Officers” unless the Board of Directors, in its discretion, should decide to take such actions instead of the Committee with respect to any such awards; (iii) annually evaluate the performance of the Company’s Chief Executive Officer (the “CEO”) in light of the goals and objectives of the Company’s executive compensation plans and the CEO’s individual performance goals, and make recommendations to the Board of Directors concerning his compensation levels based on this evaluation; (iv) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (v) monitor compensation trends, solicit independent advice where appropriate, and ensure that executive compensation plans are sufficient to attract and retain high quality executives; (vi) review and make recommendations to the Board concerning any salary continuation agreements or other contractual arrangements with any officers; (vii) annually review the compensation paid to non-employee directors and make recommendations to the Board regarding such compensation, provided that no member of the Committee may act to fix his or her own compensation except for uniform compensation paid to directors for their services as a director; (viii) review executive officer compensation for compliance with applicable laws and regulations; (ix) have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the CEO, other executive officers, and director compensation; (x) have the ultimate responsibility for determining matters of interpretation with respect to the non-audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; (xi) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement; (xii) review and make recommendations to the Board concerning salary ranges for graded personnel, as well as personnel policies and any similar documents relating to personnel matters which require Board approval; and (xiii) annually review group health insurance and workers compensation insurance, and make recommendations to the Board with regard to carriers and potential changes in coverage.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.sierrabancorp.com” under the topic “Governance Documents.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2008. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be filed on Schedule 14A with the SEC.

Submitted by the Compensation Committee of the Board of Directors.

Albert L. Berra, Chairman
Robert L. Fields
Gordon T. Woods

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our primary objectives with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to align their interests with those of our shareholders. To that end, we strive to implement compensation plans that are competitive relative to other publicly-traded banking institutions that are relatively similar in certain respects, and to maintain a substantial level of at-risk compensation for our executives that is, in part, dependent upon the Company’s financial performance. Compensation for our Named Executive Officers consists primarily of the following elements, which are discussed in greater detail below: base salary; an annual formulary incentive bonus in the case of the CEO, and annual discretionary bonuses based on performance guidelines in the case of the other Named Executive Officers; and long-term incentive awards, including stock option grants, salary continuation agreements, and split-dollar insurance benefits. The Compensation Committee evaluates and adjusts the weighting of these components relative to overall compensation from time to time to support Company objectives. The committee and the Board also believe it is important to address internal pay equity considerations, so that the compensation of the CEO is fair and reasonable in relation to that of the other Named Executive Officers, and the compensation of the other Named Executive Officers is reasonable in relation to each other given their relative duties and responsibilities, level of experience, and certain other relevant factors. We do not have employment agreements with our Named Executive Officers, but we do provide salary continuation agreements as described below.

Process for Making Compensation Decisions

Roles of the Compensation Committee and the Compensation Consultant. The Compensation Committee has responsibility for reviewing executive compensation, and for making recommendations to the Board with regard to appropriate target compensation levels and compensation component weightings for all of the Named Executive Officers in alignment with our compensation philosophy. Compensation includes the primary components listed in the previous paragraph, as well as any perquisites, or special or supplemental benefits. In making its recommendations to the Board, the Compensation Committee evaluates compensation for comparable positions at peer institutions, the relative financial performance of the Company, recommendations of the CEO (in the case of the other Named Executive Officers), internal pay equity, the past performance and future goals of the CEO, and independent analysis performed by the Committee. The specific factors considered are discussed in detail under “Targeted Compensation” and “Elements of Executive Compensation.” The committee has the authority to engage consultants and request other information as needed to fairly measure and evaluate the overall compensation of the Named Executive Officers. In 2007, the Compensation Committee retained the services of Towers/Perrin, a professional services firm, as a compensation consultant to perform a peer compensation study. The study was updated in 2008 by Company personnel using publicly available data.

Role of the Chief Executive Officer. The CEO annually reviews the performance of the Named Executive Officers other than himself, and presents his conclusions and recommendations based on those reviews to the Compensation Committee. In 2008, the CEO considered the updated peer compensation study and the stated objectives of the Compensation Committee and the Board in formulating his recommendations for base salary adjustments, target bonus amounts, and equity awards. The committee can exercise its discretion in modifying the CEO’s recommendations before making its recommendations to the Board, but generally accepts them as presented. The CEO is not a member of the Compensation Committee, but is invited to attend meetings of the committee as necessary to provide input and recommendations on compensation for the other Named Executive Officers. The CEO is not involved with any aspect of determining his own pay.

Targeted Compensation

As discussed above under “Roles of the Compensation Committee and the Compensation Consultant,” the Compensation Committee utilized an updated peer compensation study to assist in establishing targeted levels and components of compensation for the Named Executive Officers. The peer group consists of 16 publicly traded bank holding companies which provide general banking services, located primarily in non-metropolitan areas in California or Oregon, with assets ranging between approximately 50% and

200% of those of the Company (the “Peer Group”).15 For future studies, the Peer Group will be subject to modification to ensure that it meets the desired comparison criteria. The study provides an analysis of base salary, short-term incentives (including incentive bonuses), and long-term incentives (including the value of stock option awards and increases in pension values) (collectively, “Total Direct Compensation”), for Peer Group officers equivalent to the Named Executive Officers for whom compensation information is publicly disclosed. Direct proxy matches were available for the CEO, the Chief Financial Officer, and the Chief Credit Officer. The fourth highest paid individual in the Peer Group disclosures was used for comparative data for the Chief Banking Officer if that position was not specifically listed.

An important element in determining targeted Total Direct Compensation for the Named Executive Officers was the Company’s performance relative to peer institutions. The Company outperformed every single member of the Peer Group with respect to return on equity in 2007, which was the most recent data available at the time of the peer compensation study, and also in 2008. Furthermore, the Company has consistently placed high in U.S. Banker magazine’s periodic lists of the top-performing publicly-traded banks in the nation, based on return on equity: the Company ranked sixth in the “Top 200 Community Banks” list published in 2008; it was number 10 in the 2007 “Top 200 Mid-Tier Banks” list; and it was number 13 in the “Top 100 Mid-Tier Banks” list published in 2006.

Based on the Company’s superior financial performance relative to peer institutions, information in the peer compensation study, recommendations of the CEO (in the case of the other Named Executive Officers), individual performance, and independent analysis performed by the Compensation Committee, the committee retained the Peer Group’s 75th percentile for Total Direct Compensation as an appropriate general target level for Total Direct Compensation for the Named Executive Officers. However, after applying the overriding principle of internal equity, Total Direct Compensation established by the committee for an individual Named Executive Officer might exceed or fall short of the 75th percentile target for any given year. With regard to the components of Total Direct Compensation, the goal of the Compensation Committee was to maintain a substantial level of “at risk” compensation while ensuring that neither base salary nor short-term incentive compensation are substantially below the Peer Group’s 50th percentile.

The aforementioned variables being duly analyzed and considered, the Compensation Committee came to a unanimous conclusion concerning appropriate targets for base salaries, short-term incentives, and long-term incentives for the Named Executive Officers. The committee then presented its recommendations to the Board, which unanimously approved those recommendations. This resulted in increases in the Named Executive Officers’ base salaries and short-term incentive potential, while no changes were made to the level of stock option grants.

Elements of Executive Compensation

Base Salary. Base salaries for our executives are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Generally, we believe that executive base salaries should be targeted so as not to be substantially below the 50th percentile of the Peer Group for executives in similar positions with similar responsibilities. Base salaries are reviewed annually, and adjusted as necessary to realign them with market levels after taking into account individual responsibilities, performance and experience. This review occurs each year in the fourth quarter.

Discretionary Annual Bonuses for Named Executive Officers Other than the CEO. The Board of Directors has the authority to award discretionary annual bonuses to the Named Executive Officers based on the recommendations of the Compensation Committee. For Named Executive Officers other than the CEO, the Board has adopted a Graduated Incentive Pay-out Plan that is dependent on individual performance, as determined by the CEO, the Compensation Committee and the Board; and the

[1][5]

The Peer Group consisted of the following 16 bank holding companies located in California and Oregon: American River Bankshares, Rancho Cordova, California; Bank of Marin Bancorp, Novato, California; Capital Corp of the West, Merced, California; Cascade Bancorp, Bend, Oregon; Columbia Bancorp, The Dalles, Oregon; Farmers & Merchants Bancorp, Lodi, California; First Northern Community Bancorp, Dixon, California; Harrington West Financial Group, Inc., Solvang, California; Heritage Commerce Corp, San Jose, California; North Valley Bancorp, Redding, California; Pacific Continental Corporation, Eugene, Oregon; Pacific Mercantile Bancorp, Costa Mesa, California; Premier West Bancorp, Medford, Oregon; Provident Financial Holdings, Inc., Riverside, California; San Joaquin Bancorp, Bakersfield, California; and Trico Bancshares, Chico, California.

Company’s net income relative to Board-approved targets. The earnings targets and individual performance goals are carefully established to provide a challenge to the Named Executive Officers while at the same time being realistically achievable. The targets and goals are based on confidential information and are competitively sensitive to the Company as they are derived from the Company’s internal projections and business plan. The Board, based on the recommendations of the Compensation Committee, establishes the target levels for incentive bonuses at the start of each fiscal year. For all executive officers, the “base salary” used for purposes of determining related bonus amounts is the base salary at the beginning of the year for which the bonus is earned. Bonuses for any given calendar year are typically not paid until March of the following year, subsequent to our receipt of the final audit report for the year and review and approval of bonus recommendations by the Board of Directors. For 2008, the target bonus level for Named Executive Officers other than the CEO was 50% of base salary. However, this plan also specifies that these target levels are guidelines only, and that all payments made pursuant to the plan are ultimately made in the discretion of the Board of Directors. The Compensation Committee makes recommendations to the Board concerning the appropriate discretionary bonuses for the Named Executive Officers subject to this plan, and the Board approves the final bonus amounts. Based on the Company’s financial performance relative to earnings targets in 2008, the Company’s Named Executive Officers did not qualify for, nor were they approved for, discretionary annual bonuses.

CEO Incentive Bonus. The bonus for the CEO is determined by a separate agreement with the Board dating back to the inception of the Bank, which specifies an annual bonus of 5% of the Company’s pre-tax profits up to a maximum of 100% of his base salary. In view of the Company’s 2008 performance compared to earnings targets, and the fact that the other Named Executive Officers did not receive any discretionary bonuses for 2008 due to such performance, the CEO declined to accept the incentive bonus of $369,000 to which he was entitled for the 2008 calendar year.

Equity Incentives and Stock Ownership. Our 2007 Stock Incentive Plan authorizes the Board of Directors or the Compensation Committee to grant directors and employees of the Company restricted stock awards and/or options to purchase shares of our common stock. We have not issued, nor do we currently have plans to issue, restricted stock awards. Rather, we expect to continue to use stock options as our primary long-term equity incentive vehicle, as has been our past practice. The Board and the Compensation Committee feel that stock options align the interests of executives with those of shareholders, provide a balance to the shorter-term nature of base salary and discretionary annual bonuses, and are the best form of equity compensation from the standpoint of encouraging executive retention.

Prior to 2006, block stock option grants with a five-year vesting period were typically made to new officers of the Company at the commencement of their employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. In 2006 through 2008 we made, and in the future we intend to continue to make, smaller annual grants to most officers of the Company, although these grants are made at the discretion of the Board of Directors. In determining the number of stock options to be granted, the Board takes into account the executive’s position, scope of responsibility, and ability to impact profits and shareholder value. These annual grants generally have five-year vesting periods, except for those for the CEO, whose options vest immediately upon grant. Because the Company’s stock has historically been relatively thinly traded, the strike price for the options has been determined using the weighted average of the closing price of the Company’s stock for all trading days in the 30 days immediately preceding the date of grant. Except in the case of new hires, options may only be granted during open trading windows (i.e., at times when directors and executive officers are permitted to trade personally) pursuant to the Company’s Insider Trading Policy, and no options may be granted to anyone if material nonpublic information is available to the Board at the proposed time of grant. Additional details concerning the Plan and options granted during 2008 and held at December 31, 2008 by the Named Executive Officers are set forth below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.” We do not have specific requirements for our executives to hold certain levels of stock ownership.

Salary Continuation Agreements. To encourage our Named Executive Officers to remain with the Company, we have entered into salary continuation agreements with them that provide annual benefits of up to $100,000 per year for periods of up to fifteen years after retirement. The benefit amounts and terms are determined by the individual’s position and scope of responsibility, as well as the amount of the annual accrual required to accumulate the appropriate liability for payment obligations. This benefit becomes fully vested and payable upon a change in control if followed by resignation or other termination of employment. The material terms of the salary continuation agreements for each of the Named Executive Officers are described below under “EXECUTIVE OFFICER

AND DIRECTOR COMPENSATION – Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.” The Board and the Committee have concluded that providing these agreements is competitively necessary as virtually all comparable institutions offer similar agreements to their senior officers with comparable positions.

Split-Dollar Life Insurance. We also have split-dollar life insurance agreements with our Named Executive Officers. In connection with these agreements, the Company purchased life insurance policies on the lives of the executives. The Company owns the insurance policies, is entitled to their cash surrender value, and is responsible for paying the cost of the insurance. In the event of the executive’s death, the split-dollar agreements provide that a portion of the policy proceeds shall be paid to the executive’s designated beneficiaries. The split-dollar amount represents, for the most part, the present value of the salary continuation payments referenced in the previous paragraph. In some cases, but not all, the split-dollar allocation continues after the executive’s retirement. The executive is responsible for taxes on the imputed value of split-dollar benefits provided under all agreements entered into in 2005 or later. For some earlier-dated agreements, the Company pays an annual bonus sufficient in amount for the executive to reimburse the Company for the imputed value of the insurance and pay income taxes on the bonus. The Company also provides a small amount of additional life insurance coverage to the Named Executive Officers under its group term life insurance program, which is provided to all employees.

Deferred Compensation Plan. Executive officers are eligible to participate in a non-qualified deferred compensation plan, the “401 Plus Plan,” whereby they can elect to defer all or part of their salary and/or bonus for payment after retirement or termination of employment. Deferred compensation amounts are not taxed until received by the participant. Deferred compensation balances are unsecured obligations of the Company, and are credited/charged by the Company for gains/losses pegged to participant-directed investment allocations. Investment allocation options include equity funds, real estate funds, bond funds and a fixed income alternative. The Company offsets deferred compensation gains/losses with tax-advantaged income earned on separate account Company-owned life insurance that is invested in options similar to those selected by deferred compensation plan participants. Further details on the 401 Plus Plan are described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Deferred Compensation.”

Perquisites and Other Programs. The Company provides its executive officers with perquisites and personal benefits that it believes are reasonable and consistent with its overall compensation strategy to attract and retain qualified executives and to facilitate the performance of their duties. The Company maintains a 401(k) employee savings and retirement plan, which is offered to all employees. After the end of each calendar year a discretionary contribution to the 401(k) plan is considered by the Board of Directors, which has typically resulted in a Company contribution to plan participants in the range of 50% to 75% of the first 6% of pay that the participant contributed to the plan during the preceding calendar year. Other benefits available to all employees include medical, dental, and vision insurance. Executive officers may also be provided one or more of the following: club memberships, an automobile allowance, a mileage reimbursement, use of a Company-owned automobile, or use of a cell phone, and/or a cell-phone allowance; but no such perquisites are described in the Summary Compensation Table below as no Named Executive Officer received reportable benefits in 2006 through 2008 totaling $10,000 or more.

Conclusion. The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return. We believe that our executive compensation policies and programs serve the best interests of our Company and our shareholders. The various pay vehicles offered are balanced to compensate our executives for current performance and provide motivation for them to contribute to our overall future success, thereby enhancing the Company’s value for the benefit of all our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our only other executive officers who served during 2008 whose total compensation for the fiscal year ended December 31, 2008, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary[1][6]	Bonus[17]		Non-Equity Incentive Plan Compensation[17]		Option Awards[18]	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings[19]		All Other Compensation[20]	Total
James C. Holly President and Chief Executive Officer	2008 2007 2006	$377,500 321,917 270,833	$	— 31,250 —	$	— 312,500 262,500	$5,334 9,634 12,131	$	— — 226,312	$55,377 54,866 53,015	$438,211 730,167 824,791

Kenneth R. Taylor Executive Vice President and Chief Financial Officer	2008 2007 2006	182,500 162,500 153,542		— 96,000 68,513		— — —	6,193 6,777 2,172		23,172 20,798 22,456	8,735 11,836 10,453	220,600 297,911 257,136

James F. Gardunio Executive Vice President and Chief Credit Officer	2008 2007 2006	177,500 162,500 153,542		— 96,000 68,513		— — —	8,120 33,143 51,725		48,675 45,846 43,183	8,891 11,966 7,697	243,186 349,455 324,660

Kevin J. McPhaill Executive Vice President and Chief Banking Officer	2008 2007 2006	153,333 139,583 114,583		— 82,500 49,500		— — —	19,654 44,820 14,834		12,559 11,829 —	6,977 8,908 3,343	192,523 287,640 182,260

[16]

Includes portions of these individuals’ salaries which were deferred pursuant to the Company’s 401(k) Plan or 401 Plus Plan. The 401(k) Plan permits all participants to contribute a portion of their annual compensation on a pre-tax basis (subject to a statutory maximum), which contributions vest immediately when made. To ensure that the 401(k) Plan maintains its qualified status, however, highly compensated employees are limited to approximately 6% of their annual compensation on a pre-tax basis (also subject to statutory maximum). Highly compensated employees are also allowed to defer up to 100% of their annual compensation pursuant to a non-qualified 401 Plus Plan. Employer contributions (which are made only pursuant to the 401(k) Plan) are made in varying amounts at the discretion of the Board of Directors, and become vested over a period of five (5) years at the rate of 20% per year. The 401 Plus Plan is described below under “Deferred Compensation.”

[17]

The amounts reflected in the Bonus column for the Named Executive Officers other than the CEO are based on the Company’s Graduated Pay-Out Incentive Plan, and in the case of the CEO represent discretionary bonuses if applicable. However, as discussed in the Compensation Discussion and Analysis, this plan does not specify fixed incentive bonus amounts, but rather establishes guidelines on the basis of which the Compensation Committee and the Board award discretionary bonuses. Portions of the amounts in the Bonus column have been deferred pursuant to the 401 Plus Plan. See “Deferred Compensation.” The non-equity incentive plan amount for the CEO is based on his separate agreement with the Board whereby he receives an annual bonus of 5% of the Company’s pre-tax profits, up to a maximum of 100% of his base salary. In view of the Company’s 2008 performance compared to earnings targets, and the fact that the other Named Executive Officers did not receive any discretionary bonuses for 2008 due to such performance, the CEO declined to accept the incentive bonus of $369,000 to which he was entitled for the 2008 calendar year.

[18]

Reflects the amount expensed under FAS 123R for the fiscal year concerning options granted in 2008 and in prior years. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2008.

[19]

Represents the salary continuation plan accruals, i.e., the total change from December 31, 2005 to December 31, 2008, in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each Named Executive Officer. See “Pension Benefits” and “Potential Payments Upon Termination or Change in Control” for more information about the salary continuation agreements. There were no above-market or preferential earnings on non-qualified deferred compensation accounts. The Company maintains an account for each deferred compensation plan participant that includes deferred compensation and any earnings thereon. Each account is credited (or charged) every calendar quarter in an amount equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. For more information see “Deferred Compensation.”

[20]

Perquisites and other personal benefits provided to each of the Named Executive Officers in the years reported were less than $10,000 per individual per year. The figures in the “All Other Compensation” column include: employer contributions to these individuals’ accounts pursuant to the 401(k) Plan; imputed term life insurance premiums for Messrs. Gardunio and McPhaill; and cash bonuses for Messrs. Holly and Taylor to reimburse them for the imputed value and tax costs associated with their split dollar life insurance benefits. Such bonus amounts were $20,177, $18,141 and $16,661 for Mr. Holly for 2008, 2007 and 2006, respectively. For Mr. Holly only, also includes director fees of $28,300, $26,600 and $25,750 for 2008, 2007 and 2006, respectively. All other amounts described herein were less than $10,000 per individual per year.

Grants of Plan-Based Awards

The following table furnishes information regarding plan-based awards granted to the Named Executive Officers during 2008:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[21]			Number of Shares Underlying Options Granted in 2008	Exercise or Base Price[22]	Grant Date (123R) Fair Value
		Threshold	Target	Maximum
James C. Holly	11/20/2008	—	—	—	2,500	$19.19	$5,850
Kenneth R. Taylor	11/20/2008	—	—	—	2,000	19.19	4,680
James F. Gardunio	11/20/2008	—	—	—	2,000	19.19	4,680
Kevin J. McPhaill	11/20/2008	—	—	—	2,000	19.19	4,680

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by the Named Executive Officers as of December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End23

Name	Number of Shares Underlying Unexercised Options – Exercisable	Number of Shares Underlying Unexercised Options – Unexercisable[23]	Option Exercise Price[22]	Option Expiration Date
James C. Holly	2,500	—	$31.70	11/16/16
	2,500	—	26.58	11/15/17
	2,500	—	19.19	11/20/18
Kenneth R. Taylor	16,500	—	6.43	10/11/11
	800	1,200	31.70	11/16/16
	400	1,600	26.58	11/15/17
	—	2,000	19.19	11/20/18
James F. Gardunio	15,000	10,000	22.74	4/21/15
	400	1,600	26.58	11/15/17
	—	2,000	19.19	11/20/18
Kevin J. McPhaill	6,000	9,000	28.14	8/17/16
	800	1,200	31.70	11/16/16
	400	1,600	26.58	11/15/17
	—	2,000	19.19	11/20/18

[21]

Mr. Holly was entitled to receive a non-equity incentive plan award of $369,000 for 2008 based on his separate agreement with the Board whereby he receives an annual bonus of 5% of the Company’s pre-tax profits, up to a maximum of 100% of his base salary. However, in view of the Company’s performance in 2008 compared to earnings targets, and the fact that the other Named Executive Officers did not receive any discretionary bonuses for 2008 due to such performance, Mr. Holly declined to accept his incentive bonus. See “COMPENSATION DISCUSSION AND ANALYSIS – CEO Incentive Bonus.” Had Mr. Holly accepted it, the award would have been earned in the year made, so the target and maximum amounts would have both corresponded to the actual amount paid, and would have been included as “Non-Equity Plan Compensation” in the Summary Compensation Table above.

[22]

The exercise price for all options is the fair market value on the date of grant, as determined by the Board of Directors in accordance with the terms of the stock incentive plan. As there is a relatively limited trading market for the Company’s stock, and the price is therefore subject to fluctuation, the Board of Directors does not believe that the closing price of the stock on the date of grant is generally an accurate measure of the fair market value of the Company’s stock on that date. Accordingly, to determine the fair market value on the date of grant, the Board uses the weighted average closing price for all trading days in the 30 calendar days immediately preceding the grant date to determine the market price of the stock for purposes of stock option grants. For the options granted in 2008, the exercise price was higher than the closing market price on the grant date.

[23]

All outstanding options vest at the rate of 20% per year commencing one year from the date of grant, except for options granted to the CEO, which vest immediately upon grant. Options are for terms of ten years. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

Option Exercises and Stock Vested

The following table provides information regarding options exercised by the Named Executive Officers during 2008, and the value realized thereon. No information is provided concerning stock awards, as the Named Executive Officers did not have any stock awards as of December 31, 2008.

Option Exercises in 2008

Name	Shares Acquired on Exercise in 2008	Value Realized on Exercise[24]
James C. Holly	—	n/a
Kenneth R. Taylor	4,500	$60,120
James F. Gardunio	—	n/a
Kevin J. McPhaill	—	n/a

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers under his Salary Continuation Agreement. Detailed information concerning the material provisions of such agreements appears below under “Potential Payments Upon Termination or Change in Control – Salary Continuation and Split Dollar Agreements.”

Pension Benefits

Name	Plan Name	Number of Years Credited Service[25]	Present Value of Accumulated Benefit[26]	Payments During Last Fiscal Year
James C. Holly	Salary Continuation Agreement	n/a	$992,467	—
Kenneth R. Taylor	Salary Continuation Agreement	n/a	94,110	—
James F. Gardunio	Salary Continuation Agreement	n/a	154,948	—
Kevin J. McPhaill	Salary Continuation Agreement	n/a	24,388	—

Deferred Compensation

The Company has a 401 Plus Non-Qualified Deferred Compensation Plan (the “401 Plus Plan”), pursuant to which the Named Executive Officers among others may elect to defer a portion of their annual compensation. The Company does not make contributions to the plan. The 401 Plus Plan is unfunded for tax purposes and for purposes of ERISA. The Company maintains an

[24]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.
[25]	Benefits due under the salary continuation agreements are set forth in each agreement and are not determined by a formula based on years of service.
[26]

Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the Named Executive Officers as of December 31, 2008. Monthly accruals are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2008, we used a 6.0% discount rate.

account for each 401 Plus Plan participant that includes deferred compensation and any earnings thereon. All amounts in these accounts represent unsecured liabilities of the Company. Each account is credited (or charged) every calendar quarter in an amount equal to the average account balance multiplied by returns (positive or negative) on participant-designated indices. The indices are based on funds available to the investing public, including a money market fund, a bond fund, a real estate fund, and numerous equity and hybrid funds. There were no above-market or preferential earnings on the 401 Plus Plan accounts, and no employer matching credits or performance incentive credits have been added to any account. The Company hedges participant earnings with income from Company-owned life insurance that is invested in the same funds that participant-directed indices are based upon, and with deferred tax assets associated with participant accounts. Deferral amounts are selected by the participant in accordance with applicable legal requirements. Payouts may be either lump sum or paid out over time upon retirement or other termination of employment, at the election of the participant subject to various legal requirements and restrictions.

The following table sets forth information concerning activity under the 401 Plus Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2008:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year[27]	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[28]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End[29]
James C. Holly	—	—	$(264,385)	—	$382,217
Kenneth R. Taylor	$24,000	—	8,454	—	180,282
James F. Gardunio	40,634	—	(86,049)	—	174,761
Kevin J. McPhaill	4,800	—	(1,268)	—	3,532

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the Named Executive Officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2008. The benefits which would be triggered in the event of a change in control include: (i) acceleration of unvested stock options; and (ii) accelerated vesting and payment of benefits under salary continuation agreements. For the salary continuation benefits to be triggered, the individuals must also either resign or be terminated following the change in control.

If a change in control had occurred on December 31, 2008, the Named Executive Officers would have been entitled to exercise or receive the value of their unvested stock options with the following values: Mr. Holly: $0; and Messrs. Taylor, Gardunio and McPhaill: $3,620 each. Under their salary continuation agreements, each of the Named Officers would have received the following annual benefits beginning in 2008, assuming a change in control and related termination or resignation as of December 31, 2008: Messrs. Holly, Taylor and McPhaill: $100,000 per year for fifteen years; and Mr. Gardunio: $75,000 per year for ten years. In the case of Mr. Holly, as he had already reached his retirement age prior to December 31, 2008, there would have been no additional benefit resulting from the change in control.

[27]	These amounts were included in the Salary and/or Bonus columns of the Summary Compensation Table in “Summary Executive Compensation Information” above.
[28]	These amounts were not included in the Summary Compensation Table as none of the earnings on the accounts were above-market or preferential.
[29]

The balances in these accounts represent a combination of participant contributions and earnings thereon. The following amounts, representing cumulative executive contributions through December 31, 2008, have been reported in the applicable Summary Compensation Table for the year earned and deferred: Mr. Holly: $315,051; Mr. Taylor: $150,821; Mr. Gardunio: $240,025; and Mr. McPhaill: $4,800.

If any of the Named Executive Officers had been terminated on December 31, 2008 without cause, or had left the Company due to death or disability, they would have been vested in a portion of their retirement benefits under their salary continuation agreements. Mr. Holly reached his normal retirement age under his agreement in August 2006, so would have received the full $100,000 per year for fifteen years in the event of termination for any reason (other than cause) at December 31, 2008. If Mr. Taylor, Mr. Gardunio, or Mr. McPhaill had left the Company at December 31, 2008 due to disability or termination without cause, they would have received their accrued liability balances of $94,110, $154,948, and $24,388, respectively. None of these three individuals would have received any benefits in the event of voluntary termination. The lump sum amounts that would have been paid upon the death of any of the Named Executive Officers at December 31, 2008, are as follows: Mr. Holly: $978,000; Mr. Taylor: $992,000; Mr. Gardunio: $581,000; and Mr. McPhaill: $992,000. The material terms of the salary continuation agreements with the Named Executive Officers, including the payments due under the various circumstances described in this paragraph, are described in more detail below.

Salary Continuation and Split Dollar Agreements. The Company entered into a salary continuation agreement with Mr. Holly in October 2002 which provides an annual benefit of $100,000 per year for fifteen years upon retirement or at age 66 (whichever is later), subject to certain conditions. Mr. Holly reached his normal retirement age under his agreement in August 2006, so will receive the full $100,000 per year for fifteen years in the event of termination of employment for any reason, except that no benefits would be paid in the event of termination for cause. The Company also entered into a split dollar agreement with Mr. Holly in October 2002 (amended in July 2003) which provides for a lump sum death benefit in the amount of approximately $978,000 in the event of death prior to retirement while still employed by the Bank. In the event of death after retirement, Mr. Holly’s beneficiary shall receive the full lump sum death benefit under the split dollar agreement in addition to all retirement benefits previously paid under the salary continuation agreement at the time of death, which retirement benefits shall cease at that time.

The Company also entered into a salary continuation agreement with Mr. Taylor in October 2002 (amended in January 2007), which provides an annual benefit of $100,000 per year for fifteen years upon retirement or at age 65 (whichever is later), subject to certain conditions. In the event of a change in ownership of more than 50% of the Company’s stock (subject to certain exceptions), Mr. Taylor will be fully vested in his retirement benefits if he resigns or is terminated for any reason, and will begin to receive such benefits within the month following termination of his employment (subject to the requirements of Section 409A of the Internal Revenue Code), rather than at age 65. No benefits are payable in the event of voluntary termination or termination for cause. In the event of disability or termination without cause, Mr. Taylor would be entitled to a lump sum payment equal to the amount accrued on the Company’s books for such liability as of the end of the month preceding termination or disability. This amount can change depending on the current discount rate, but by current estimates will be approximately $992,000 when the benefit is fully vested and accrued in August 2024. By way of example, this amount would be approximately $148,000 at the end of December 2010 and $656,000 at the end of December 2020. The accrual balance at December 31, 2008 is shown in the Pension Benefits table above. The Company also entered into a split dollar agreement with Mr. Taylor in October 2002 which provides for certain payments in the event of death in addition to those provided in his salary continuation agreement. The two agreements together provide for a combined lump sum death benefit in the amount of approximately $992,000 in event of death prior to retirement while still employed by the Bank. In the event of death after retirement or other termination of employment, Mr. Taylor’s beneficiary will receive a lump sum death benefit of approximately $658,000 under his split dollar agreement. In addition, his beneficiary will receive, or continue to receive, the same benefits under his salary continuation agreement to which he was entitled at the time of his death.

The Company also entered into a salary continuation agreement and a split dollar agreement with Mr. Gardunio in August 2005 containing the same material terms as Mr. Taylor’s agreements, except that the amount of his annual benefit is $75,000; it will be paid for a period of ten rather than fifteen years; the amount of the lump sum death benefit, which is provided under the split dollar agreement only, will be approximately $581,000; and the retirement benefits under his salary continuation agreement will cease in the event of death after retirement. In the event of disability or termination without cause, Mr. Gardunio’s lump sum accrual balance due would be approximately $261,000 at the end of 2010, subject to change depending on the discount rate. This benefit will be fully accrued in August 2015 at which time it is estimated to be $566,000, which is the net present value of $75,000 per year for ten years discounted at an annual rate of 6%. The accrual balance at December 31, 2008 is shown in the Pension Benefits table above.

The Company also entered into a salary continuation agreement, but no split dollar agreement, with Mr. McPhaill in January 2007 containing the same material terms as Mr. Taylor’s salary continuation agreement, except that Mr. McPhaill’s salary continuation agreement provides a lump sum death benefit of approximately $992,000 in the event of death prior to retirement while still employed by the Bank; and in the event of death after retirement or other termination of employment, there will be no lump sum death benefit, but his beneficiary will receive, or continue to receive, the same benefits under his salary continuation agreement to which he was entitled at the time of his death. In the event of disability or termination without cause, Mr. McPhaill’s lump sum accrual balance would be approximately $52,000 at the end of 2010, $252,000 at the end of 2020, and $615,000 at the end of 2030, subject to change depending on the discount rate. This benefit will be fully accrued in May 2037, at which time it is estimated to be $992,000, which is the net present value of $100,000 per year for fifteen years discounted at an annual rate of 6%. The accrual balance at December 31, 2008 is shown in the Pension Benefits table above.

The Company accrues monthly for the post-retirement benefit obligations under the salary continuation agreements in a systematic and orderly way using an appropriate discount rate. The Company also purchased single premium life insurance policies when the salary continuation agreements were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for the original investments in the policies, as well as for payments made under the salary continuation agreements. The Company purchases additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the salary continuation agreements. The amounts expensed for the Named Executive Officers for the salary continuation agreements in 2008 (see the Summary Compensation Table in “Summary Executive Compensation Information” above) were more than offset by such tax advantaged income.

Compensation of Directors

Non-employee directors received $900 per meeting for their attendance at Board meetings in 2008 and $500 per meeting for committee meetings attended, except the Chairman of the Board who received $1,500 per Board meeting, and the Chairman of the Audit Committee who received $1,000 per Audit Committee meeting chaired. The President received $900 per meeting for attendance at Board of Directors meetings, but did not receive any fees for attending committee meetings. In addition, all directors received an annual retainer of $15,700. Effective January 1, 2009, the annual retainer was increased to $16,500.

On October 1, 2002, the Company instituted a Director Retirement Plan for all non-employee directors at the time. Under the plan, each non-employee director entered into a director retirement agreement with the Company providing a retirement benefit of $25,000 per year for ten years, commencing at retirement. All plan participants are eligible for retirement after five years from the date their agreements or at age 70, whichever comes later. In the case of death either before or after a director becomes eligible to retire, the benefit paid to designated beneficiaries will be a lump sum equal to the present value of any remaining unpaid annual benefits, discounted at 8%. Assuming that no annual retirement payments have been made, the death benefit will be approximately $173,000. Death benefits are in the form of split-dollar life insurance proceeds for directors who were under the age of 76 at the commencement of the plan, but will consist of cash payments directly from the Company for all other directors.

In case of disability, the Company will continue to accrue until the later of the five-year vesting period or age 70, at which time the director will receive the full accrued amount (equal to the present value of $25,000 per year for ten years, discounted at 8%). Immediate vesting will occur in the event of a “change in control,” and annual retirement payments will commence immediately.

Effective January 1, 2007, the Company entered into supplemental retirement agreements with each of the non-employee directors at the time, providing for additional payments of $25,000 per year for ten years at retirement on or after the later of age 70 or five years from the date of the agreement. In the event of disability or a change in control prior to that time, the annual payment would be a reduced amount, based on the Company’s accrued liability under the agreement at the end of the plan year immediately prior to termination of service. Each agreement also includes a pre-retirement death benefit, which is a lump sum amount equal to the Company’s accrued liability as of the end of the month immediately prior to death.

The Company accrues monthly for the post-retirement benefit obligations under the retirement agreements in a systematic and orderly way using an appropriate discount rate. The Company also purchased single premium life insurance policies covering most of the non-employee directors when the Director Retirement Plan was implemented, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Company as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for the original investments in the policies, as well as for payments made under the retirement agreements. The Company purchases additional life insurance from time to time such that the aggregate amount is appropriate in relation to the accruals and ultimate obligations under the retirement agreements. The aggregate amount accrued for retirement benefits on behalf of the non-employee directors in 2008 was $298,000. However, this amount was more than offset by tax advantaged income the Company earned on the insurance policies during the year.

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2008. Compensation paid to Mr. Holly, the only director who is also a Named Executive Officer, is set forth above in the various sections above concerning compensation paid to Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards[30]	Changes in Pension Value and Non-Qualified Deferred Compensation on Earnings[31]	All Other Compensation[32]	Total
Albert L. Berra	$43,800	$5,334	$66,371	$3,568	$119,073
Robert L. Fields	40,300	5,334	39,954	17,789	103,377
Vincent L. Jurkovich	45,300	5,334	41,708	17,789	110,131
Lynda B. Scearcy	34,300	5,334	—	—	39,634
Morris A. Tharp	54,500	5,334	72,748	3,939	136,521
Robert H. Tienken	47,300	5,334	36,813	—	89,447
Gordon T. Woods	49,800	5,334	40,814	5,806	101,754

[30]

Represents the amount expensed under FAS 123R for the fiscal year concerning options granted in 2008. The assumptions used in valuing these option awards are detailed in Note 2 to the consolidated financial statements contained in our Annual Report to Shareholders for 2008. As of December 31, 2008, each non-employee director held fully vested stock options covering the following numbers of shares: Dr. Berra: 32,500 shares; Mr. Fields: 7,500 shares; Mr. Jurkovich: 47,000 shares; Ms. Scearcy: 2,500 shares; Mr. Tharp: 37,500 shares; Mr. Tienken: 7,500 shares; and Mr. Woods: 17,500 shares. During 2008, directors Jurkovich, Tharp, Tienken and Woods exercised stock options covering 12,000, 30,000, 20,000 and 25,000 shares of common stock, respectively, recognizing values of $140,280, $214,200, $226,200 and $254,331, respectively, upon exercise, which represents excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise. Information concerning stock options granted to and held by Mr. Holly, who is also a Named Executive Officer, is set forth above under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

[31]

Represents the retirement plan accruals, i.e., the total change from December 31, 2007 to December 31, 2008 in the accrued liability balance established with respect to the benefit obligation associated with the Director Retirement Plan agreement for each non-employee director. There were no above market or preferential earnings on non-qualified deferred compensation accounts.

[32]

Perquisites and other personal benefits provided to each of the non-employee directors in 2008 were less than $10,000. The amounts in this column represent cash bonuses to reimburse the applicable individual for the imputed value and tax costs associated with their split dollar life insurance benefits.

RELATED PARTY TRANSACTIONS

Some of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with, Bank of the Sierra (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2008, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of Management, did not involve more than the normal risk of repayment or present any other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the Company’s outstanding common stock as of March 30, 2009, except for Robert L. Fields, James C. Holly and Morris A. Tharp, each of whom is a member of the Company’s Board of Directors; and Patricia L. Childress and Carol A. Bates. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth above under “ELECTION OF DIRECTORS” above. The following table furnishes information, as of November 25, 2008, regarding Patricia L. Childress and Carol A. Bates:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Patricia L. Childress	771,732	[33,34]	7.9%[33]
	356 North Porter Road PMB 148 Porterville, California 93257

Common Stock	Carol A. Bates	655,240	[33,34]	6.7%[33]
	30731 Highway 190 Porterville, California 93257

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2008 fiscal year, no director, executive officer or beneficial owner of 10% or more of our common stock failed to file, on a timely basis, reports required during or with respect to 2008 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except as indicated below. Each of our directors and executive officers inadvertently failed to file one timely report on Form 4 with respect to the grant of a stock option in November 2008; and director Fields filed one report on Form 4 with respect to a small sale in November 2008 two days late. We are unable to express an opinion as to whether any reports required by Section 16(a) were due with respect to 2008 by Patricia Childress and/or Carol Bates.

[33]	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on January 28, 2009 concerning an event dated November 25, 2008.
[34]

According to the Schedule 13D/A, Ms. Childress has sole voting power with respect to 739,059 shares; shared voting power with respect to 32,673 shares; sole dispositive power with respect to 755,165 shares; and shared dispositive power with respect to 6,000 shares. Also, according to the Schedule 13D/A, Ms. Bates has sole voting power with respect to 622,567 shares; shared voting power with respect to 32,673 shares; sole dispositive power with respect to 633,134 shares; and shared dispositive power with respect to 6,000 shares.

PROPOSAL 2

AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE

CREATION OF CLASS OF PREFERRED STOCK

Our Articles of Incorporation, as currently in effect, provide that we are authorized to issue up to 24,000,000 shares of capital stock, no par value. At March 30, 2009, we had 9,678,791 shares of common stock issued and outstanding.

On February 19, 2009, our Board of Directors authorized an amendment to ARTICLE FOUR of our Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of serial preferred stock (the “Preferred Stock Amendment”) and has recommended that the Company’s shareholders approve the Preferred Stock Amendment.

Purpose and Background

Our Articles of Incorporation do not presently authorize the issuance of shares other than common stock. Our Board of Directors has unanimously approved a resolution amending the Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of serial preferred stock, with the Board of Directors having discretion to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by the Board of Directors from time to time.

The Board’s primary objective in establishing a class of serial preferred stock is to provide maximum flexibility with respect to future financing transactions, including taking advantage of future opportunities to augment our capital in ways other than issuing common stock. Opportunities to raise capital on advantageous terms often arise without much warning and may remain available only for relatively short periods. Serial preferred stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital and making acquisitions. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock.

If the Articles of Incorporation are amended to authorize the issuance of serial preferred stock, the Board would have discretion to establish series of preferred stock and the rights and privileges of each series so established, and the holders of our common stock would have no input or right to approve the terms of any such series.

The Company has no present agreement to issue any serial preferred stock and has no present intention to do so.

In October and November of 2008, our Board of Directors conducted an analysis of the terms of the U.S. Treasury’s Troubled Asset Relief Program (the “TARP”) enacted under the Emergency Economic Stabilization Act of 2008. After evaluating the potential strategic advantages and operating restrictions inherent in issuing preferred shares to the U.S. government, the Board of Sierra Bancorp elected not to participate in the Capital Purchase Program element of the TARP, thereby leaving the money available for financial institutions that might require it.

The Board’s decision was based on a number of factors. The Treasury’s capital purchase would have been in the form of senior preferred stock with relatively high mandatory dividend payments, which would have raised the Company’s regulatory capital ratios to inflated levels, increased our expenses and ultimately reduced profitability. The acceptance of capital from the Treasury would have also placed restrictions on our ability to declare dividends and repurchase stock. In addition to preferred stock, the Treasury would have received warrants to purchase common stock, which would have been dilutive to current common shareholders.

The Company issued a press release concerning its decision not to participate in the TARP on November 13, 2008 and also made related disclosures in its Annual Report on Form 10-K filed with the SEC, which is included in the Annual Report to Shareholders accompanying this proxy statement. In view of subsequent developments related to the TARP, the Board continues to believe that its initial decision was correct. None of the shares of preferred stock that may be authorized pursuant to this Proposal 2 will be issued in connection with the TARP’s current Capital Purchase Program.

Certain Effects of Preferred Stock Issuance Upon Holders of Common Stock

If the Articles of Incorporation are amended to authorize the issuance of preferred stock, the Board of Directors will have the authority to establish series of preferred stock and the rights and privileges of each series so established, including establishing the number of shares constituting a series, dividend rights (including preferential rights to dividends), voting rights, conversion or exchange rights, redemption rights, sinking fund provisions, and liquidation rights (including preferential rights to payments in the event of dissolution or liquidation).

Preferred stock terms available from sophisticated investors in the capital markets may have the following types of significant effects on holders of common stock, depending on the terms negotiated for an issuance of preferred stock:

Restrictions on Common Stock Dividends. Preferred stock terms often require that, so long as any preferred shares are outstanding, no dividends may be declared or paid on shares of common stock unless all accrued and unpaid dividends for all past dividend periods on the preferred shares are fully paid. Increases in common stock dividend rates may also be precluded.

Restrictions on Common Stock Repurchases. Preferred stock terms can require that, unless the preferred shares have been redeemed or other conditions satisfied, the issuer may not redeem any shares of common stock, other capital stock, trust preferred securities or equity securities other than the preferred shares without the consent of the holders of preferred shares.

Liquidation Preference of Preferred Shares. Preferred stock is issued with a stated liquidation preference. In the event the issuer were to voluntarily or involuntarily liquidate, dissolve or wind up its affairs, holders of preferred shares would receive the fixed liquidation preference amount (plus any accrued and unpaid dividends if the preferred stock is cumulative) out of any assets available for distribution to shareholders before any distribution is made to holders of common stock or to any other shares ranking junior as to distributions to the preferred shares.

Voting Rights. Preferred shares do not typically have voting rights, except for class voting rights on matters such as (i) authorization or issuance of shares ranking senior to the preferred shares, (ii) any amendment that adversely affects the rights of the preferred shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the preferred shares. Sometimes preferred shares will give their holders contingent rights to elect one or more directors if certain adverse circumstances occur.

Potential Anti-Takeover Effect

The Preferred Stock Amendment as proposed could adversely affect the ability of third parties to take over or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company.

The ability of our Board of Directors to establish the rights of, and to cause the Company to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of common stock seeking to obtain control of the Company. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. The Company has no present plans to issue any shares of preferred stock.

Proposed Amendment

We propose that the text of ARTICLE FOUR of our Articles of Incorporation be deleted and replaced in its entirety with the following:

“This corporation is authorized to issue two (2) classes of stock: one class of shares to be called “Common Stock;” the second class of shares to be called “Serial Preferred Stock.” The total number of shares of stock which the corporation shall have authority to issue is Thirty-Four Million (34,000,000), of which Twenty-Four Million (24,000,000) shall be Common Stock and Ten Million (10,000,000) shall be Serial Preferred Stock.

“The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume that status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

Board of Directors’ Recommendation and Required Vote

Approval of Proposal 2 requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. The directors and executive officers of the Company, owning or controlling an aggregate of 2,235,438 voting shares35 or approximately 23.1% of our outstanding common stock as of the record date, are expected to vote in favor of this proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Vavrinek, Trine, Day & Co., LLP (“Vavrinek”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009. Vavrinek audited the Company’s financial statements for the year ended December 31, 2008. Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of Vavrinek. It is the intention of the persons named in the Proxy to vote such Proxy FOR the ratification of this appointment. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Vavrinek, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Vavrinek are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The aggregate fees billed by Vavrinek for the fiscal years ended December 31, 2008 and 2007, were as follows:

	2008	2007
Audit fees[36]	$260,517	$258,123
Audit related fees[37]	10,500	10,350
Tax fees[38]	35,200	41,100
All other fees	—	—

Total	$306,217	$309,573

[35]	Does not include shares which may be acquired upon the exercise of stock options.
[36]	Includes $101,517 and $116,123 for 2008 and 2007, respectively, for the audit of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.
[37]	Consists entirely of audits of the Company’s employee benefit plans.
[38]	Tax services included preparation of tax returns and tax payment planning services, as well as fees related to other tax advice, tax consulting and planning other than for tax compliance preparation.

None of the fees paid to our independent public accountants during 2008 and 2007 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements. The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining Vavrinek’s independence.

Board of Directors’ Recommendation and Required Vote

The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning our 2010 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 29, 2009 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under federal securities laws.

The persons named as proxies for the 2010 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 12, 2010. If we receive proper notice by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of your Board of Directors, and authority to do so is included in the Proxy.

DATED: April 28, 2009	SIERRA BANCORP

James C. Holly
President and Chief Executive Officer

A COPY OF THE COMPANY’S 2008 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO KENNETH R. TAYLOR, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 86 NORTH MAIN STREET, PORTERVILLE, CALIFORNIA 93257.

REVOCABLE PROXY – SIERRA BANCORP

ANNUAL MEETING OF SHAREHOLDERS – May 27, 2009

The undersigned shareholder(s) of Sierra Bancorp (the “Company”) hereby nominates, constitutes and appoints James C. Holly, Morris A. Tharp and Robert H. Tienken, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Main Office of Bank of the Sierra, 90 North Main Street, Porterville, California 93257 on Wednesday, May 27, 2009 at 7:30 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” ALL NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

A	Proposals - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND
A VOTE “FOR” PROPOSALS 2 AND 3.

1.

Election of Directors. To elect the following four individuals to serve as Class II directors until the 2011 annual meeting of shareholders and until their successors are elected and qualified: Albert L. Berra, Vincent L. Jurkovich, Robert H. Tienken and Gordon T. Woods.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For all EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.

Creation of Class of Serial Preferred Stock. To authorize the creation of a second class of authorized capital stock consisting of 10,000,000 shares of serial preferred stock, and to approve an amendment to the Company’s Articles of Incorporation effecting such action, as described in the Company’s Proxy Statement dated April 28, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.

Ratification of Appointment of Independent Accountants. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2009, as described in the Company’s Proxy Statement dated April 28, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.

To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of Sierra Bancorp or its Board of Directors at the Meeting.

B	Non-Voting Items
Change of Address – Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting	☐

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All join owners should sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep ignature within this box.	Signature 2 – Please keep signature withinthis box.